May 28, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 77K of Form N-SAR/A of the SSGA Funds dated May 28, 2015 and have the following comments:

1.	We agree with the statements made therein concerning our Firm.

2.	We have no basis on which to agree or disagree with the statements made therein concerning Ernst & Young LLP.

Yours truly,

/s/ Deloitte & Touche LLP
Boston, MA